Report of Independent Public Accountants


            To The Partners
            NHP Retirement Housing Partners I
                Limited Partnership



            We have audited the accompanying statement of financial position of NHP Retirement Housing Partners I Limited Partnership (the Partnership) as of December 31, 1994, and the related statements of operations, partners' equity (deficit) and cash flows for the periods ended
            December 31, 1994 and 1993. These financial statements are the responsibility of the Partnership's management.
            Our responsibility is to express an opinion on these financial statements based on our audits.

            We  conducted  our  audits  in  accordance  with generally
            accepted  auditing  standards.   Those  standards require
            that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the
            financial statements.   An audit also  includes  assessing  the
            accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, such financial statements present fairly, in all material respects, the financial position of NHP Retirement Housing Partners I Limited Partnership as of December 31, 1994, and the results of its operations and its cash flows for the periods ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles presents fairly, in all material respects, when read in conjunction with the related financial statements, the information therein set forth.

            As discussed in Note  9 to the financial statements, the
            Partnership generated  cash losses from operations over  the past
            several years prior to 1995.   This shortfall  from operations was
            funded by the Partnership's existing cash and maturing short-term investments remaining from its initial public offering. Should the cash generated from operations not continue to improve over the next several years, the Partnership's cash reserves may not be adequate to fund interest payments or other Partnership
            obligations.   Management's plans regarding these matters are
            described in Note 9.

            As discussed  in Note 10 to  the financial statements, the carrying values of the  Partnership's rental properties may exceed the current  market values of the properties  at
            December  31, 1994.   Should the  Partnership be  forced to
            dispose of one or more of its Properties, it could incur a loss. Management's plans in regard to operations and the carrying value of the Partnership's properties are described in Notes 9 and 10. During 1993, a $3,300,000 write-down was taken on the Partnership's rental properties; there can be no assurance that further write-downs will not be needed in the future.

            As discussed in Notes 6 and 9, the Partnership defers a significant portion of the interest on its Pension Notes. Accordingly, there would need to be very significant improvements in the cash flows from operations and/or increases in the values of the Properties to fund both the accrued interest and the face value of the Pension Notes upon their maturity.



            Deloitte & Touche
            Washington, D.C.
            February 17, 1995
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